EXHIBIT 3.87

Global Crossing Japan KK

(Kabusiki Kaisha)

Articles of Incorporation

Prepared by Global Crossing Japan KK on March 26, 2004, Certified by Public Notary Office on April 9, 2004, Legal Registration by Ministry of Justice on May 7, 2004

(Company Name)

Article 1. This company is called as Global Crossing Japan KK (hereinafter referred as the Company.)

(Purpose)

Article 2. The Company aims at performing the following objectives.

1, The telecommunication business based on The Communications Business Law in Japan.

2, Contracting of construction of Electric Telecommunication Equipment and Facilities.

3, Development, Maintenance, Sales and Leasing of Electric Telecommunication Equipment and Facilities.

4, Consultation on Electric Telecommunications.

5, All other businesses that attach or relate to above business objectives.

(Location of Head Office)

Article 3. The Company locates at Minato-Ward, Tokyo, Japan.

(Method of Public Notice)

Article 4. A public notice of the Company is carried and used in an official Gazette (Kanpoh).

Chapter 2 Stock shares

(Total Issuing Stocks)

Article 5. The Company’s total number of stocks to issue is set as 1000 shares.

(Non-Use of a fractional stock share value)

Article 6. The Company will not register any fractional stock share value on the Company’s Shareholder Registration List.

(Kinds of Shares)

Article 7. The Company’ will issue only one kind of share certificate which is one unit share.

(Restriction on Share Transfer)

Article 8. In order to transfer any Shares of the Company, it must be given by the approval of Board of Directors of the Company.

(Shareholder Name Change)

Article 9. In order to claim a stock transfer by stock acquisition, any person concerned must sign or put seal on the predetermined form prepared by the Company, and has to submit to the Company by attaching the following documents.

1, In case of acquisition of the stocks by transfer, its Share Certificate.

2, In case of acquisition other than above 1 method, the document which proves its acquisition and its Share Certificate.

(Registration of Rights of Pledge or Indication of Trusted Estate)

Article 10. In order to claim any Registration of Rights of Pledge or Indication of Trusted Estate on the Company’s stock shares, any person concerned must sign or put seal on the predetermined form prepared by the Company, and has to submit to the Company by attaching its Share Certificate(s). The same procedures must be taken as for its registration or deletion.

(Re-issue of Share Certificate)

Article 11-1. In order to claim Re-issuing of Share Certificate(s) to the Company due to the reason of Division of stocks, Annexation, Corruption of share certificate, etc., any person concerned must sign or put seal on the predetermined form prepared by the Company, and has to submit to the Company by attaching its Share Certificate(s).

11-2. In order to claim Re-issuing of Share Certificate(s) to the Company due to the reason of Loss of share certificate (s), any person concerned must sign or put seal on the predetermined form called “Application of the registration of Loss of share certificate (s)” prepared by the Company, and has to submit to the Company by attaching the necessary documents.

(Handling Charge)

Article 12. In order to claim above requests indicated in above Article 9, 10 and 11 to the Company, any person concerned must pay certain amount of the handling charges determined by the Company to the Company in due course.

(Recording Date)

Article 13-1. The Company will regard as the shareholders who have the voting rights registered on the final list of shareholders as of December 31 of each year, and they are regarded as the shareholders who should use rights at the General Shareholders Meetings of the Company of its Fiscal Year-end period.

13-2. In addition to the above 13-1, if there is a case(s) of necessity to decide as shareholders or mortgage creditors who should use rights, by the resolution of board of directors, the Company can define, by the resolution of Board of Directors, a Date of record temporarily by publicly announcing beforehand in an official Gazette (Kanpoh).

(Shareholder Information)

Article 14-1. The stockholder of the Company has to report his/her seal, a name, and the address to the Company by the predetermined form of the Company.

14-2. In above 14-1, a legal Agent of the stockholder or a Representative of the corporation shareholder has to report Stockholder’s Name and Address, and Seals, Name and Address of a Agent or a Representative to the Company by the Company’s predetermined form. The same procedures are supposed to be taken for its reporting status changes.

14-3. When registering a right of pledge to the Company, the same procedures have to be taken as determined in above Article 14-1 and 14-2. The same procedures are supposed to be taken for its reporting status changes.

Chapter 3 Shareholder Meeting

(Meeting Call)

Article 15-1. The Annual Shareholders Meeting of the Company is called within three months from the next day of the Fiscal year-end date of the Company. An extraordinary shareholders meeting is called on a timely basis according to its necessity.

15-2. Unless otherwise stated in Law, the President of the Company calls for the shareholders meeting by the resolution of Board of Directors Meeting. When the President has an accident, other director calls for the shareholders meeting by the resolution of Board of Directors Meeting by the order beforehand.

15-3. To call for the shareholders meeting, the Company shall send a Notice of a call to each shareholder at least one week before the meeting date.

(Omission of a call procedure)

Article 16. The Company can hold the Shareholders Meeting without passing through calling procedure when there is a unanimous consent by all shareholders who can use voting rights in its Shareholders Meeting.

(Chairperson)

Article 17. The President of the Company shall chair the Shareholders Meeting. When the President has an accident, other director shall chair the shareholders meeting by the resolution of Board of Directors Meeting in the order beforehand.

( Resolution Method)

Article 18-1. The Ordinary resolution of the Shareholders Meeting shall be resolved by the majority of the voting rights of the attended stockholders unless otherwise stated by statutes or Articles of Incorporation of the Company.

18-2. The Special resolution of the Shareholders Meeting shall be resolved both by shareholders attendance who has one thirds or more of the total shareholder’s voting rights and by the majority more than two thirds of the total voting rights of the shareholders.

( Resolution by Document)

Article 19. When there is a proposal from a director or a shareholder concerning agenda to be resolved by the Shareholders Meeting, and when all the shareholders that can use voting rights on concerned agenda agree with its proposal with the document, it is assumed that the resolution of its proposal has been approved by the Shareholders Meeting.

(Number of Director and Auditor)

Article 20. The Company limits the number of Directors as less than five directors, and the number of Auditors as less than two auditors.

(Election of Director and Auditor)

Article 21-1. The Directors and Auditors of the Company shall be elected by the majority votes of the attended shareholders who have one thirds or more of the total shareholder’s voting rights.

21-2. The election of a director shall not based on cumulative votings.

(Terms of Director and Auditor)

Article 22-1 Terms of a Director shall set until the conclusion of the Annual shareholders meeting of the last fiscal year-end within after two years of the accepting of its power. Terms of an Auditor shall set until the conclusion of the Annual shareholders meeting of the last fiscal year-end within after four years of the accepting of its power.

22-2. The terms of a Director elected as an increase of its number or as a supplement of the director who resigned before its expiration of the term shall set the same term as that of the remaining period of the term of a predecessor or other remaining directors. 22-3. The terms of an Auditor elected as a supplement of the auditor who resigned before its expiration of the term shall set the same term as that of the remaining period of the term of a predecessor.

(Board Meeting Call and Chairperson)

Article 23-1. The president calls for the Board of Directors Meeting and becomes the chairperson. When the president has an accident, other director shall replace this role by the order which Board of Directors decide beforehand.

23-2. The notice of a call of board of directors is emitted to each director three days before a meeting. However, this notice period can be shortened in case of urgent necessity.

(Executive Directors)

Article 24. By the resolution of board of directors, one president among directors can be selected and can select, if necessary, chairman, vice president, senior managing director and managing director.

(Representative Director)

Article 25-1. The President manages the business operations of the Company on behalf of the Company.

Article 25-2. By the resolution of board of directors, the Company, other than president, can appoint Directors who represent on behalf of the Company among executive directors stated above Article 24.

(Remunerations)

Article 26. The remunerations of the directors and auditors are approved by the shareholders meeting of the Company, respectively.

Chapter 5 Financial Calculations

(Fiscal Year)

Article 27. The Fiscal year of the Company is set as from January 1 to December 31 each year.

(Dividend)

Article 28-1. A dividend is payable to the shareholders or mortgage creditors whose names are on the list of shareholders as at the end of each Fiscal year.

Article 28-2. When a dividend is not duly received by the rightful shareholders or mortgage creditors after three years passing from the date of its payment, the Company is released from its payment obligations.

(Initial Shares to issue)

Article 29. The total number of shares to be issued on the occasion of establishment of the Company is set as 200 shares of common stocks, and the issue price is set as 50,000 yen per stock.

(Initial Fiscal Year)

Article 30. The Initial Fiscal year of the Company is set as from May 9,2004 to December 31,2004.

(Initial Terms of Director and Auditor)

Article 31. Initial terms of a Director and an auditor are set as until the conclusion of the Annual shareholders meeting of the first fiscal year-end within one year of the accepting of its power.

(Initial Directors and Auditors)

Article 32. Initial Directors and Auditors of the Company are appointed as below.

Director: Ota Yasufumi

Director: Fisse, Lyndon Jon

Director: Mulhearn Jr., J.Robert John

Auditor: Karbel. Frank

(Promoter Name, Address and Initial Shares Accepted)

Article 33. Name and Address of a Promoter and the Number of stocks accepted by him are as below.

Name; Ota Yasufumi

Address; 1-1-1405 Tukuda2-chome, Chuo-ku, Thkyo

Number of stocks accepted: Common Stock 200 Shares

As mentioned above, for the establishment of Global Crossing Japan KK, its Articles of Incorporation are created and a promoter does sign and put his seal to confirm its existence.

March 26, 2004 a Promoter, Ota Yasufumi

RODYK & DAVIDSON

Company No.200500889M

ADVOCATES & SOUCITORS

80 Raffles Place

#33-00 UOS Plaza I

Singapore 048624

RODYK

A MERGER WITH HELENYEO & PARTNERS

REPUBLIC OF SINGAPORE

THE COMPANIES ACT, CHAPTER 50

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION OF

GLOBAL CROSSING SINGAPORE PTE. LTD.

Incorporated on 19 January 2005

RODYK & DAVIDSON

Telephone: +65 6225 2626

Facsimile : +656225 1838

www.rodyk.com

Lodged in the office of the Accounting & Corporate Regulatory Authority, Singapore